Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
This Employment Agreement (Agreement”) is entered into as of the 13th day of April 2023, with respect to an employment start date of February 1, 2023 (the “Effective Date”), by and between Stoneridge, Inc., an Ohio corporation (the “Company”), and James Zizelman (the “Executive”).
RECITAL
The Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.
AGREEMENTS
NOW, THEREFORE, in consideration of the mutual promises and mutual covenants herein contained and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:
1.Employment.
A.The Company hereby employs the Executive as its President and Chief Executive Officer and the Executive hereby accepts such employment for the Term (as defined below), in the positions and with the duties and responsibilities set forth herein, all subject to the terms and conditions hereinafter set forth. The Executive shall work out of Executive’s home office in Florida, but Executive shall generally travel to the Company’s headquarters in Novi, Michigan, and to the Company’s other locations, in accordance with the needs of the Company.
B.The term of Executive’s employment and the term of this Employment Agreement (the “Term”) shall commence as of the Effective Date and shall continue until terminated in accordance with, and subject to, the terms and condition of this Employment Agreement. During the Term (all references herein to the Term of this Employment Agreement shall include references to the period of renewal hereof, unless properly and timely not renewed under Section 2.A.), the Executive shall be and have the title of President and Chief Executive Officer and shall devote Executive’s full working time, attention, energy and all reasonable efforts to Executive’s employment and to the affairs of the Company, its subsidiaries and divisions, and perform faithfully and diligently Executive’s duties hereunder and such duties as are customarily performed by Presidents and Chief Executive Officers of companies similar in size to the Company or whose equity securities are listed on the New York Stock Exchange, together with such other duties as may be reasonably requested from time to time by the Board of Directors of the Company (the “Board”), which duties shall be consistent with the Executive’s positions as set forth above and as provided in Section 2. To the extent such policies, procedures and practices do not conflict with this Employment Agreement the Executive agrees to comply with and be bound by the Company’s Code of Conduct, operational policies, procedures, and practices from time to time in effect during the Term.
C.The Executive shall obtain Board approval before serving as an outside director of any other company. This Employment Agreement shall not be construed as preventing the

Executive from investing the Executive’s assets in such form or manner as will not require a material amount of the Executive’s time, in each case subject to the confidentiality, non-competition and non-solicitation obligations contained in Section 5 below. The Board acknowledges and approves that Executive is currently serving as a Member of the Board of Directors at Lunewave and a Member of the Technical Advisory Board at MicroEra Power.
2.Term and Positions.
A.Subject to the provisions for renewal and termination hereinafter provided, (i) the Term shall begin on the Effective Date and shall continue until December 31, 2023 and (ii) provided if the Executive is less than 65 years old as of the first day of each succeeding calendar year after December 31, 2023, the Term automatically shall be extended for successive additional calendar year periods, beginning with the calendar year commencing January 1, 2024 and continuing on each January 1 thereafter. This Employment Agreement and Executive’s employment may also be terminated by either the Executive or the Company at the end of the then current Term upon written notice of non-renewal of this Employment Agreement given to the other party at least 90 days before the end of the then current Term, with the provisions of Section 4 applying to such non-renewal. This Employment Agreement and the Executive’s employment may be terminated at any time as provided in Section 4. Upon any termination, the Executive shall be deemed to have ceased serving in all offices and directorships held by the Executive or the Company or its subsidiaries.
B.The Executive shall be entitled to serve as the President and Chief Executive Officer of the Company. Without limiting the generality of any of the foregoing, except as hereafter expressly agreed in writing by the Executive: (i) the Executive shall not be required to report to any single individual and shall report only to the Board as an entire body, (ii) no other individual shall be elected or appointed as President or Chief Executive Officer of the Company, (iii) the other senior executive officers of the Company, with the exception of the Director of Internal Audit, shall report to no individual other than the Executive, and (iv) no individual or group of individuals (including a committee established or other designee appointed by the Board) shall have any authority over or equal to the authority of the Executive in Executive’s role as President and Chief Executive Officer, and neither the Company, the Board, nor any member of the Board shall take any action which will or could have the effect of, or appear to have the effect of, giving such authority to any such individual or group. For service as a director, officer and employee of the Company, the Executive shall be entitled to the fullest indemnification permitted by law, including the full protection of the applicable indemnification provisions of the articles of incorporation and code of regulations of the Company, as the same may be amended from time to time. The Company and Executive have, contemporaneously herewith, executed an Indemnification Agreement (the “Indemnification Agreement”) and the Company agrees that notwithstanding anything to the contrary contained in the Indemnification Agreement, the Company shall maintain in full force and effect D&O insurance similar in amount and terms as its peers during the Term and for four (4) years thereafter.
C.At all times during the term of Executive’s employment hereunder, the Executive shall be entitled to nominate Executive for election to the Board and the Company shall take all actions required for the Executive to be elected to the Board at the first Annual Meeting of

Shareholders following Executive’s employment and at all subsequent Annual Meetings of Shareholders during the Term.
3.Compensation and Benefits.
During the Term of this Employment Agreement the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Section 3.
A.The Company shall pay to the Executive a base salary payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly) of not less than Six Hundred Thousand Dollars ($600,000.00) per annum. The Executive will be eligible for a merit increase on a standard cycle beginning in 2024.
B.For the Company’s 2023 fiscal year and each subsequent fiscal year during the Term, the Executive shall be eligible for continued participation in the Company’s Annual Incentive Plan (the “AIP”), in effect at the time and approved by the Compensation Committee of the Board (the “Committee”), with a target equal to one hundred percent (100%) of base salary and a maximum equal to at least two hundred percent (200%) of base salary, not later than March 15 following the end of each fiscal year; provided, however, if the Executive’s employment and this Employment Agreement is terminated for “Cause” the Executive shall not be entitled to be paid any incentive or bonus compensation.
C.For the Company’s 2023 fiscal year and fiscal years thereafter, the Company shall pay, if earned, to the Executive bonus or incentive compensation each fiscal year of the Company, not later than March 15 following the end of each fiscal year. In the event the Executive’s employment is terminated other than for “Cause” or the Executive resigns for “Good Reason” or in the event of Executive’s death or Permanent Disability, the Executive shall be eligible for incentive or bonus compensation, if any, prorated on a per diem basis for partial fiscal years. If the Executive’s employment is terminated for “Cause” the Executive shall not be entitled to be paid any incentive or bonus compensation. Executive’s annual incentive or bonus compensation entitlement for each of the fiscal years during the Term generally shall be pursuant to the terms of the AIP, in effect at the time, at the target level approved by the Committee, or in accordance with a formula or other bonus plan established by the Committee for such fiscal year; provided, however, that with respect only to termination of employment by reason of death, permanent disability, or termination of employment other than for “Cause” or resignation for “Good Reason,” and provided that such termination occurs more than six months after the beginning of the then current fiscal year, then the Executive (or Executive’s beneficiary) shall also be entitled to a pro-rated annual bonus based upon the proportion of the fiscal year during which the Executive was actively employed, but payable only if and when the annual bonus would have been paid if no termination had occurred. Nothing in this Employment Agreement guarantees that the Executive shall be paid incentive or bonus compensation; provided, however, the Executive shall be entitled to participate in the AIP or other incentive compensation plans, if any, if approved by the Committee for the Company’s management employees.
D.The Company shall provide to the Executive such health insurance for the Executive, Executive’s spouse, and eligible dependents, as offered to the Company’s senior executive officers, and shall provide such other employee welfare benefits such as life and long-term disability as offered to the Company’s senior executive officers. The Company shall provide the Executive with an annual executive physical.
E.The Executive shall be entitled to participate in all retirement and other benefit plans, including 401(k) plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Employment Agreement shall or shall be deemed to in any way effect the Executive’s right and benefits thereunder except as expressly provided herein).
F.The Company shall pay the Executive, each month, a monthly automobile allowance of One Thousand Two Hundred Dollars ($1,200.00) to pay for the costs associated with the Executive’s transportation expenses.
G.The Executive shall be entitled to such vacation with pay during each year of Executive’s employment hereunder consistent with the policies of the Company, but in no event less than four (4) weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in the Executive’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Unused vacation time shall not be carried over to another year. The Executive shall not be entitled to any compensation in lieu of vacation in the event that the Executive, for whatever reason, including termination of employment, fails to take such vacation during any year of Executive’s employment hereunder. The Executive shall also be entitled to all paid holidays locally provided by the Company to its executive officers.
H.The Executive shall be entitled to continued participation in any equity or other employee benefit plan, including the Company’s Long-Term Incentive Plan (the “LTIP”) that is generally available to executive officers in effect at the time and approved by the Committee, with a target equal to one hundred twenty-five percent (125%) of base salary. The Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. The terms of such awards are set forth in the LTIP Grant Agreements, in effect from time to time, and grants or awards made under any such plan, if any, shall be made at the discretion of the Committee, the Board or such other appropriate committee of the Board, as determined appropriate annually.
I.The Company shall reimburse the Executive or provide the Executive with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.
4.Termination of Employment.
A.Termination for Cause.    The Company may terminate this Employment Agreement and Executive’s employment for Cause. For purposes of this Employment Agreement, termination for “Cause” shall result from the Executive’s:

(1)misappropriation of funds from the Company;
(2)conviction of a felony;
(3)commission of a crime or act or series of acts involving moral turpitude;
(4)commission of an act or series of acts of dishonesty that are materially inimical to the best interests of the Company;
(5)breach of any material term of this Employment Agreement;
(6)violation of the Code of Conduct or other Company policies, from time to time in effect during the Term;
(7)willful and repeated failure to perform the duties associated with the Executive’s position, which failure has not been cured within thirty (30) days after the Company gives notice thereof to the Executive; or
(8)failure to cooperate with any Company litigation, investigation, or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over the Executive or the Company.
        Provided, however, the Executive shall have been provided with written notice that there is a basis for termination for cause under clauses (1) and (4)-(8), above. The notice shall set forth the facts regarding the basis for termination. The Executive shall be afforded a reasonable amount of time under the circumstances after the delivery of the notice before the Board meets to consider any possible termination for cause (which amount of time the parties acknowledge may be very limited depending on the circumstances). At or prior to the meeting of the Board to consider the matters described in the written notice the Executive will be afforded an opportunity to express Executive’s views to the Board on the subject matter of the notice. The Board’s determination concerning a termination for Cause shall be made at the sole discretion of the Board.
        In the event of termination for Cause, the Executive shall only be paid the Executive’s unpaid base salary through the date of termination.
B.Termination by the Company Without Cause; Resignation for Good Reason.
(1)Provided that a “Change in Control” (as defined in a separate Change in Control Agreement, dated April 13, 2023, by and between the Executive and the Company (the “CIC Agreement”) (a copy of the CIC Agreement is attached hereto as Appendix A)) has not occurred, or that a Change in Control has occurred but the two years during which a Triggering Event as defined in the CIC Agreement could occur has expired, (i) the Company may terminate this Employment Agreement and Executive’s employment without Cause (the Company agrees that the provision of a notice of non-renewal under Section 2(A) by the Company is a termination of Executive’s employment without Cause) and (ii) the Executive may terminate this Employment Agreement and the Executive’s employment for Good Reason (as hereinafter defined). If the Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then the Company shall pay, upon the receipt of the release described in Section 4(B)(3), the severance payment described in this Section 4(B)(1) to the

Executive (which will be in addition to any other compensation or remuneration to which the Executive is, or becomes, entitled to receive from the Company). The amount of the severance payment is equal to the sum of the Executive’s annual base salary and target annual incentive. In addition, the Company shall, at its expense, provide the Executive and Executive’s eligible dependents with life and health insurance (“Health and Welfare Benefits”) in an amount not less than provided on the date of the Executive’s termination from employment for a period of twelve (12) months following the termination without Cause; provided, however, the Company shall not be obligated to pay for Health and Welfare Benefits after the date on which the Executive shall be eligible to receive benefits from another employer which are substantially equivalent to or greater than the benefits the Executive and Executive’s family received from Company; provided, further, that if the Executive’s continuation in some or all of the Company’s Health and Welfare Benefits is not available, then the Company shall make additional monthly payments to the Executive equal to the cost of the coverage, as determined solely by the Company for similarly situated employees of the Company, over a period of up to twelve (12) months with respect to those benefits among the Health and Welfare Benefits not available. All payments pursuant to this Employment Agreement shall be made less standard required deductions and withholdings.
(2)Notwithstanding anything in this Employment Agreement to the contrary, if there shall occur a “Change in Control” and a “Triggering Event” (as those terms are defined in the Change in Control Agreement (“CIC Agreement”)), then the Company or the Executive shall have the right to terminate the employment of the Executive with the Company and, in the event of such termination, the payments to be made to the Executive in connection therewith shall be governed by the CIC Agreement and not Section 4(B)(1) of this Employment Agreement and the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except (i) unpaid base salary, vacation, unreimbursed expenses and amounts pursuant to Section 4(B)(4), below, subject to any release requirement in the CIC Agreement.
(3)Payment of amounts described in this Section 4(B) shall commence as soon as is practicable on the Company’s normal payroll cycle following the Executive’s termination of employment, contingent upon the Executive executing a general release in the form set forth in Appendix B (“General Release”) within sixty (60) days of cessation of employment and not revoking the General Release. If the Company has not received the General Release within forty-five (45) days after the Executive’s cessation of employment, the Company shall provide Executive Written Notice that the General Release must be signed within sixty (60) days after cessation of employment to receive the benefits hereunder, which notice, however, shall in no event modify any otherwise applicable time periods. If the Executive fails to timely sign and deliver the General Release, the Company shall not be obligated to pay the amounts set forth in this Section 4(B). Under no circumstances there shall be duplication of payments under this Employment Agreement and the CIC Agreement.
C.Termination for Death.    In the event of termination for reason of death (in the case of death the Executive’s employment hereunder shall be terminated as of the date of the Executive’s death) the Executive’s designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Executive shall be paid the amounts described in

Section 4(B)(3) and the Executive’s unpaid base salary (but no annual bonus or annual incentive compensation except as specifically provided in Section 3(B) or 3(C) with respect to a pro-rated annual bonus) through the end of the month in which the death occurs. No other benefits shall be payable under this Section 4 due to the Executive’s termination in the event of death.
D.Termination for Disability.    In the event that the Executive is determined to be Permanently Disabled, the Company or Executive shall have the right to terminate Executive’s employment under this Employment Agreement by giving the other ten (10) days’ prior written notice. If the Executive’s employment hereunder is so terminated, the Executive shall continue to receive Executive’s base salary for a period of three (3) months (but no annual bonus or annual incentive compensation except as specifically provided in Section 3(B) or 3(C) with respect to a pro-rated annual bonus). No other benefits shall be payable under this Section 4 due to the Executive’s termination due to Executive’s Permanent Disability. For purposes of this Employment Agreement, the Executive’s “Permanent Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
E.Termination by Executive Without Good Reason.    If the Executive terminates the Executive’s employment voluntarily, other than a termination for Good Reason, the Executive shall be paid the Executive’s unpaid base salary (but no annual bonus or incentive compensation except as specifically provided in Section 3(B) and 3(C) with respect to a pro-rated annual bonus and with respect to retirement under the LTIP).
F.Definition of Good Reason.    The Executive may resign for “Good Reason,” which for purposes of this Employment Agreement is defined as the Executive’s separation from service that occurs following the initial existence of one or more of the following conditions:
(1)Company materially reduces Executive’s title, responsibilities, power or authority;
(2)Company assigns Executive duties that are materially inconsistent with the duties set forth in this Agreement, and which duties Company persists in assigning to Executive despite the prior written objection of Executive;
(3)Company reduces Executive’s base compensation, or materially reduces the Executive’s group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), the Executive’s pension, retirement or profit-sharing benefits or any benefits provided by Company’s Annual Incentive Plans or Long-Term Incentive Plans or any substitute therefor, or excludes the Executive’s from any plan, program or arrangement, including but not limited to any bonus or incentive plans in which Company’s other executive officers are included; or
(4)Company requires Executive to be based at or generally work from any location more than 100 miles from the geographical center of the city where Executive worked or Executive’s residence on the date hereof (the “Location of Employment”) or Company over the course of any calendar month requires Executive to be away from Executive’s Location of Employment for more than 50% of the business days during that month.

G.Section 409A Compliance.    To the extent the payments and benefits to be made or provided to Executive upon a termination of employment are “non-qualified deferred compensation” within the meaning of Code Section 409A, then they may only be made upon a “separation from service” of the Executive, within the meaning of Code Section 409A and for purposes of Section 409A, (i) each payment made under this Employment Agreement shall be treated as a separate payment; (ii) the Executive (his/her spouse or beneficiary) may not, directly or indirectly, designate the calendar year of payment; and (iii) except as provided by Section 409A, no acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive or any portion thereof, shall be permitted. All compensation, including nonqualified deferred compensation with the meaning of Section 409A, payable pursuant to the terms of this Employment Agreement or otherwise, shall be subject to all applicable tax withholdings.
In the event Executive is a “specified employee” under Code Section 409A, the payments under this Employment Agreement and related benefits, to the extent required, will be delayed in accordance with Code Section 409A(2).
5.Covenants, Non-Competition, Non-Solicitation and Confidential Information. This Section 5 shall not apply after a Change in Control.
A.The Executive acknowledges the Company’s reliance and expectation of the Executive’s continued commitment to performance of Executive’s duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company, during the Term of this Employment Agreement, while the Executive is receiving payments hereunder and for a period of one (1) year after the Executive has received Executive’s last payment hereunder (and, as to clauses (4) and (5) of this subsection (A), at any time during and after the Term of this Employment Agreement), the Executive shall not, directly or indirectly, do or suffer any of the following:
(1)Own, or control or participate in the ownership, or control of, or in a competitive capacity be employed or engaged by or in a competitive capacity otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of designing and/or manufacturing of engineered electrical and electronic components, modules and systems for applications that compete with products sold by the Company; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;
(2)Without the prior written consent of the Company, on Executive’s own behalf or on behalf of any person or entity, directly or indirectly, hire or knowingly solicit the employment of any employee who has been employed by the Company or its subsidiaries at any time during the six (6) months immediately preceding such date of hiring or solicitation;
(3)Solicit, divert or entice away or attempt to solicit, divert or entice away the business or patronage of any individual or entity who is a client, or known prospective client of the Company (excluding members of the Executive’s immediate family) or otherwise interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which the Company is involved;
(4)Use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any entity controlling, controlled by or under common control with the Company (each an "Affiliate") except (i) while employed by the Company in the business of and for the benefit of the Company or its Affiliates or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or its Affiliates, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company or its Affiliates to divulge, disclose or make accessible such information. For purposes of this Employment Agreement, “Confidential Information” shall mean non-public information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments, marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company, or its Affiliates, as the case may be, to others not subject to confidentiality agreements. In the event the Executive’s employment is terminated hereunder for any reason, the Executive immediately shall return to the Company all Confidential Information in Executive’s possession; or
(5)Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any Confidential Information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (1) is clearly obtainable in the public domain, (2) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (3) was not acquired by the Executive in connection with Executive’s employment or affiliation with the Company, (4) was not acquired by the Executive from the Company or its representatives, or (5) is required to be disclosed by rule of law or by order of a court or governmental body or agency.
B.The Executive agrees that during and after Executive’s term of employment, Executive will not disparage the Company, its employees, or its affiliates. The Company agrees that during and after the Executive’s employment, the Company will not make any official Company statements which disparage Executive.
C.The Executive agrees and understands that the remedy at law for any breach by him of this Section 5 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any legally enforceable provision of this

Section 5, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 5 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 5 which may be pursued or availed of by the Company.
D.The Executive and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
E.The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 5, and hereby acknowledges and agrees that the same are reasonable in time and otherwise, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.
F.The provisions of this Section 5 shall survive any termination of this Employment Agreement.
G.Notwithstanding anything else in this Employment Agreement, the cash component and benefits component of any severance payments made pursuant to Section 4 under this Employment Agreement shall cease in the event that the Executive breaches any covenant of this Section 5.
6.Representations and Warranties of the Company.
A.The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to enter into, execute and deliver this Employment Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby.
B.The execution and delivery of, performance of obligations under, and consummation of the transactions contemplated by, this Employment Agreement have been duly authorized and approved by all requisite corporate action by or in respect of the Company, and this Employment Agreement constitutes the legally valid and binding obligation of the Company, enforceable by the Executive in accordance with its terms.
C.No provision of the Company’s governing documents or any agreement to which it is a party or by which it is bound or of any material law or regulation of the kind usually applicable and binding upon the Company prohibits or limits its ability to enter into, execute and deliver this Employment Agreement, fulfill its respective obligations hereunder and consummate the transactions contemplated hereby.

7.Miscellaneous.
A.The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.
B.The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
C.The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Executive and Executive’s heirs, personal representatives and assigns. “Successors and assigns” shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or common shares of the Company.
D.Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the County of Cuyahoga, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 7(D) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of Executive’s covenants contained in Section 5 hereof. In the event of a legal dispute, the Company shall reimburse the Executive for reasonable legal fees and expenses if the Executive prevails on at least one material issue.
E.All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:
To the Company:
    Stoneridge, Inc.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377
    Telephone: (248) 324-9300
Attention: Chief Human Resources Officer and Assistant     General Counsel

With copy to:
        Robert M. Loesch
        Tucker Ellis LLP
        950 Main Avenue, Suite 1100
        Cleveland, Ohio 44113
        Telephone (216) 696-5916
        Fax (216) 592-5009
    To Executive:
James Zizelman
    c/o Stoneridge, Inc.
            39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377
    With copy to:
        John Maloney
        Otlewski & Maloney, PC
        118 Walnut Boulevard
        Rochester, Michigan 48307
F.The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
G.This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. From time to time the Executive may receive award agreements pursuant to one or more long term incentive plans or otherwise which may contain terms in addition to or different from this Employment Agreement, and the Company agrees that the Executive shall have the benefit of the terms that are the most advantageous to the Executive so that if the award agreement (1) defines “cause” then the definition of Cause in this Employment Agreement shall apply or (2) treats certain resignation events as a termination without cause, the definition of Good Reason in this Employment Agreement shall apply.
H.This Employment Agreement shall not be assignable or otherwise transferable by Executive. The Company shall have the right to assign this Agreement to any successor which agrees to be bound by the terms hereof.
I.This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

J.Captions and Section headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.
K.Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.
L.This Employment Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.
M.The Company shall reimburse Executive all legal fees up to $10,000 incurred by Executive in the negotiation of this Employment Agreement, the Indemnity Agreement, the CIC Agreement and any amendment or modification hereto or thereto.
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[Signature Page for Employment Agreement]
IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

STONERIDGE, INC.

By: /s/ Susan C. Benedict
    Susan C. Benedict
    Chief Human Resources Officer
    and Assistant General Counsel

    /s/ James Zizelman
    James Zizelman

Appendix A

STONERIDGE, INC.
CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is by and between Stoneridge, Inc., an Ohio corporation (“Employer”), and James Zizelman (“Executive”), made this 13th day of April 2023.
RECITALS
A.    Executive desires to be employed by Employer as its President and Chief Executive Officer;
B.    Employer wishes to induce Executive to accept employment and continue thereafter as its President and Chief Executive Officer and, accordingly, to provide certain employment security to Executive in the event of a “Change in Control” (as hereinafter defined);
C.    Employer believes that it is in the best interest of its shareholders for Executive to accept Employer’s employment offer and thereafter continue in Executive’s position on an objective and impartial basis and without distraction, whether based upon individual financial uncertainties or otherwise, or conflict of interest as a result of a possible or actual Change in Control; and
D.    In consideration of this Agreement, Executive is willing to accept Employer’s offer of employment and thereafter continue as Employer’s President and Chief Executive Officer.
NOW THEREFORE, in consideration of Executive’s acceptance of employment and thereafter Executive continuing as the President and Chief Executive Officer of Employer and of the mutual promises herein contained, Executive and Employer, intending to be legally bound, hereby agree as follows:
SECTION 1
DEFINITIONS
1.    A “Change in Control” for the purpose of this Agreement will be deemed to have occurred if during Executive’s employment with Employer, at any time:
(a)    the Board of Directors or shareholders of Employer approve a consolidation or merger that results in the shareholders of Employer, immediately prior to the transaction giving rise to the consolidation or merger, owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;
(b)    the Board of Directors or shareholders of Employer approve the sale of substantially all of the assets of Employer or the liquidation or dissolution of Employer;

(c)    any person or other entity (other than Employer or a subsidiary of Employer or any Employer employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors or becomes the beneficial owner of securities of Employer representing 35% or more of the voting power of Employer’s outstanding securities; or
(d)    during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by the Nominating and Corporate Governance Committee (if comprised entirely of directors who were in office at the beginning of that period) or at least two-thirds of the directors then still in office who were directors at the beginning of that period.
2.    A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if within two years after the date on which the Change in Control occurred:
(a)    Employer separates Executive from service with Employer, other than in the case of a Termination for Cause (as defined below); or
(b)    Executive separates from service with Employer for Good Reason (as defined below).
For purposes of this Agreement, the term “separates from service with Employer” shall mean Executive’s Separation from Service, as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; provided, however, that such Separation from Service with Employer is not as a result of Executive’s death, or disability (as defined in Code Section 409A). If, however, Executive separates from service with Employer as a result of death or disability (as defined in Code Section 409A) after Employer has provided written notice to Executive of Employer’s intent to separate Executive from service with Employer at a future date or after Executive has provided written notice to Employer of Executive’s intent to separate from service with Employer at a future date for Good Reason, but in no event later than two years after the date on which the Change in Control occurred, then notwithstanding the prior sentence, Executive or Executive’s estate, as applicable, will be entitled the benefits provided herein.
3.    Executive will be deemed to have separated from service with Employer for “Good Reason” for the purpose of this Agreement if:
(a)    Employer materially reduces Executive’s title, responsibilities, power or authority in comparison with Executive’s title, responsibilities, power or authority at or about the time of the Change in Control;
(b)    Employer assigns Executive duties that are materially inconsistent with the duties assigned to Executive on the date on which the Change in Control occurred, and which duties Employer persists in assigning to Executive despite the prior written objection of Executive;

(c)    Employer reduces Executive’s base compensation, or materially reduces Executive’s group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), Executive’s pension, retirement or profit-sharing benefits or any benefits provided by Employer’s Annual Incentive Plans or Long-Term Incentive Plans or any substitute therefor, or excludes him from any plan, program or arrangement, including but not limited to any bonus or incentive plans in which Employer’s other executive officers are included; or
(d)    Employer requires Executive to be based at or generally work from any location more than 100 miles from the geographical center of the city where Executive worked or Executive’s residence on the date on which the Change of Control occurred (the “Location of Employment”) or Employer over the course of any calendar month requires Executive to be away from Executive’s Location of Employment for more than 50% of the business days during that month.
4.    A “Termination for Cause” for the purposes of this Agreement will be deemed to have occurred if, and only if, the Executive’s employment is terminated because of any one or more of the following:
(a)    misappropriation of funds from Employer;
(b)    conviction of a felony;
(c)    commission of a crime or act or series of acts involving moral turpitude;
(d)    commission of an act or series of acts of dishonesty that are materially inimical to the best interests of Employer;
(e)    willful and repeated failure to perform the duties associated with Executive’s position, which failure has not been cured within thirty (30) days after Employer gives notice thereof to Executive; or
(f)    failure to cooperate with any Employer investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over Employer or Executive.
Provided, however, the Executive shall have been provided with written notice that there is a basis for termination for cause under clauses (a) and (d)-(f), above. The notice shall set forth the facts regarding the basis for termination. The Executive shall be afforded a reasonable amount of time under the circumstances after the delivery of the notice before the Board meets to consider any possible termination for cause (which amount of time the parties acknowledge may be very limited depending on the circumstances). At or prior to the meeting of the Board to consider the matters described in the written notice the Executive will be afforded an opportunity to express Executive’s views to the Board on the subject matter of the notice. The Board’s determination concerning a termination for Cause shall be made at the sole discretion of the Board.

5.    “Executive’s Annual Bonus” means the greater of the target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination.
6.    “Executive’s Annual Salary” means the greater of Executive’s annual base salary at the time of a Triggering Event or at the time of the occurrence of a Change in Control.
7.    “Executive Pro Rata Annual Bonus” means an amount equal to the pro rata amount of incentive compensation Executive would have been entitled to at the time of a Triggering Event calculated based upon the personal and Employer targets or performance goals that were achieved in the year in which the Triggering Event occurred.
SECTION 2
TRIGGERING EVENT PAYMENTS
1.    After the occurrence of a Triggering Event, Employer shall pay amounts described in this Section 2 within seventy (70) days following the Executive’s termination of employment, contingent upon the Executive executing a general release in the form attached as Appendix B to the Employment Agreement (“General Release”) and as described in Section 9, within sixty (60) days of cessation of employment, and not revoking the General Release, provided that if such seventy (70) day period begins in one calendar year and ends in a second calendar year, payment shall commence in the second calendar year. If the Company has not received the General Release within forty-five (45) days after the Executive’s cessation of employment, the Company shall provide Executive Written Notice that the General Release must be signed within sixty (60) days after cessation of employment to receive the benefits hereunder, which notice, however, shall in no event modify any otherwise applicable time periods. If the Executive fails to timely sign and deliver the General Release, the Company shall not be obligated to pay the amounts set forth in this Section 2 and this Agreement shall terminate. Under no circumstances there shall be duplication of payments under this Section 2 and the Employment Agreement. The amounts to be paid are as follows:
(a)    A lump sum payment, which will be in addition to any other compensation or remuneration to which Executive is, or becomes, entitled to receive from Employer. The lump sum cash payment shall be in an amount equal to the sum of (i) two times Executive’s Annual Salary, plus (ii) two times Executive’s Annual Bonus.
(b)    In addition to making the payment described above, Employer shall also pay Executive a lump sum cash payment equal to the Executive Pro Rata Annual Bonus which shall be paid in the year after the year in which the Triggering Event occurred.

(c)    In addition, Employer shall, at its expense, provide Executive, and Executive’s family with life and health insurance (“Health and Welfare Benefits”) in an amount not less than that provided on the date on which the Change in Control occurred for a period of twenty-four (24) months beginning on the date of the Triggering Event; provided, however, Employer shall not be obligated to pay for Health and Welfare Benefits after the date on which Executive shall be eligible to receive benefits from another employer which are substantially equivalent to or greater than the benefits Executive and Executive’s family received from Employer; provided, further, that if Executive’s continuation in some or all of Employer Health and Welfare Benefits is not available, then Employer shall make monthly payments to Executive commencing the first day of the month after Employer makes the payments described in Section 2, paragraph 1(a) above equal to the cost of the coverage for similarly situated employees of Employer, as determined solely by Employer, over a period of twenty-four (24) months with respect to those benefits among the Health and Welfare Benefits not available. The benefits shall run concurrent with the health insurance continuation coverage otherwise available under the COBRA rules.
The benefits under Section 2, paragraph 1(a) and, if applicable, Section 2, paragraph 1(b) shall be paid in one lump sum cash payment. If the Executive is a “specified employee” (within the meaning of Section 409A of the Code), all payments under Section 2 that are deferred compensation subject to Section 409A restrictions shall be made or commence, as applicable, on the date which is the earlier of (i) the Executive’s death or (ii) six (6) months after the date of Executive’s separation from service with Employer. In addition, all payments pursuant to this Agreement shall be made less standard required deductions and withholdings, including the amount of the excise tax on excess parachute payments as provided in Code Section 4999.
2.    Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by Employer to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any grants under Employer’s Amended and Restated Long-Term Incentive Plan, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (in the aggregate “Total Payments”), would be subject, but for the application of this Section 2, paragraph 2, to the excise tax imposed by Code Section 4999 (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of Employer and as being considered an “excess parachute payment,” both within the meaning of Code Section 280G (or any successor provision thereto), then Executive shall receive the greater of:
        (a)    The Safe Harbor Amount (as defined below); or
(b)    The aggregate Parachute Value (as defined below) of the Total Payments less the applicable Excise Tax.

    For purposes of this Agreement, the “Safe Harbor Amount” is the maximum aggregate Parachute Value of the Total Payments that may be paid or distributed to Executive or for the benefit of Executive without triggering the Excise Tax because such amount is less than three times Executive’s “base amount,” within the meaning of Code Section 280G. The “Parachute Value” of the Total Payments is the aggregate present value as of the date of the Change in Control of that portion of the Total Payments that constitutes “parachute payments,” within the meaning of Code Section 280G. The calculation of the Total Payments, the Safe Harbor Amount, and the Parachute Value, as well as the method in which the reduction in payments under Section 2, paragraph 2(a) will be applied, shall be conducted and determined by a national accounting firm selected by Employer and its determinations shall be binding on all parties; provided, however, that if the calculation of such national accounting firm will result in a reduction of any of the payments to be made to Executive under Section 2, paragraph 1, prior to issuance of the final and binding determination, Executive shall be given a reasonable opportunity to (i) review and comment upon all of the material, information and documentation provided to the national accounting firm by Employer, and (ii) offer such input as Executive may determine to be helpful to the national accounting firm’s preliminary determination.
3.    If in any future year a determination is made that the reduction described in Section 2, paragraph 2(a) was not required, then payment of such reduced amount shall be made as soon as administratively feasible.
SECTION 3
SETOFF
No amounts otherwise due or payable under this Agreement will be subject to setoff or counterclaim by either party hereto.
SECTION 4
ATTORNEY’S FEES/DISPUTE RESOLUTION/ARBITRATION AGREEMENT
All attorney’s reasonable fees and related expenses incurred in good faith by Executive in connection with or relating to the enforcement by him of Executive’s rights under this Agreement will be paid for by Employer. In addition, Executive and Employer agree that, subject to the express exceptions set forth in this Section 4, any dispute, claim or controversy that could be brought in court (collectively referred to herein as “Claim”) that Executive has against Employer or that Employer has against Executive relating to or arising out of the terms of this Agreement shall be resolved by final and binding arbitration as set forth in this Section 4.  Under this Dispute Resolution/Arbitration Agreement Section, the term Claim includes any allegations of unlawful discrimination, harassment, wrongful discharge, constructive discharge, and claims related to the payment of wages or benefits, under federal, state or local law and further includes, but is not limited to, contract, tort, common law, and statutory claims.  By agreeing to this Dispute Resolution/Arbitration Agreement Section, Executive and Employer expressly waive any right that they may have to resolve any covered Claim through any other means, including a jury or court trial.

    Executive and Employer agree that any covered Claim shall be resolved by exclusive, final and binding arbitration to be conducted in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures and held in the county in which the Executive provides a majority of Executive’s services.  In any arbitration proceeding, the Arbitrator shall apply the terms of this Dispute Resolution/Arbitration Agreement, and applicable federal, Ohio state, and local law. In the event any portion of this Dispute Resolution/Arbitration Agreement Section is held inapplicable as in violation of applicable law, as determined by the arbitrator selected herein or a court of competent jurisdiction, the offending portion of this provision may be removed or modified and the remainder of this Dispute Resolution/Arbitration Agreement Section shall not be affected.  This Dispute Resolution/Arbitration Agreement Section shall be governed by the Federal Arbitration Act as will any actions to compel, enforce, vacate or confirm proceedings, awards, or orders of the arbitrator under this Dispute Resolution/Arbitration Agreement.
SECTION 5
SUCCESSORS AND PARTIES IN INTEREST
This Agreement will be binding upon and will inure to the benefit of Employer and its successors and assigns, including, without limitation, any corporation or other person which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of Employer. Without limitation of the foregoing, Employer will require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by Employer. This Agreement will be binding upon and will inure to the benefit of Executive, Executive’s heirs at law and Executive’s personal representatives.
SECTION 6
ATTACHMENT
Neither this Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.
SECTION 7
NO EMPLOYMENT CONTRACT; TERMINATION
    This Agreement will not in any way constitute an employment agreement between Employer and Executive and it will not oblige Executive to continue in the employ of Employer, nor will it oblige Employer to continue to employ Executive, but it will merely require Employer to pay benefits hereunder to Executive under the agreed upon circumstances. In addition, provided a Change in Control has not occurred, this Agreement shall terminate and be of no further force or effect one year from the date Executive ceases to be an employee
SECTION 8

RIGHTS UNDER OTHER PLANS AND AGREEMENTS
The Change in Control benefits herein provided will be in addition to, and are not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled by virtue of Executive’s termination of employment or otherwise.
SECTION 9
RELEASE
As a condition to the payment of the benefits by Employer to Executive pursuant to this Agreement, as described in Section 2, Executive shall deliver a signed release of claims against Employer within the timeframe set forth in Section 2. Such release shall be in the form attached as Appendix B of the Employment Agreement.
SECTION 10
COVENANTS, NON-COMPETITION, AND CONFIDENTIAL INFORMATION
    For the first year following Executive’s separation from service with Employer without Cause or for Good Reason, Executive shall not, directly or indirectly, do or suffer any of the following:
(a)    Own, or control or participate in the ownership, or control of, or in a competitive capacity be employed or engaged by or in a competitive capacity otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of designing and/or manufacturing of engineered electrical and electronic components, modules and systems for applications that compete with products sold by the Company; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;
(b)    Without the prior written consent of Employer, on Executive’s own behalf or on behalf of any person or entity, directly or indirectly, hire or knowingly solicit the employment of any employee who has been employed by Employer or its subsidiaries at any time during the six (6) months immediately preceding such date of hiring or solicitation;
(c)    Solicit, divert or entice away or attempt to solicit, divert or entice away the business or patronage of any individual or entity who is a client or known prospective client of the Company (excluding members of the Executive’s immediate family) or otherwise interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which the Company is involved and of which Executive has knowledge; or
(d)    Use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of Employer or any entity controlling, controlled by, or under common control with Employer (each an “Affiliate”) except when required to do so by a court of competent jurisdiction; provided, however, that the foregoing restrictions shall not apply to the extent that such information (i) is clearly obtainable in the public domain, (ii) becomes obtainable in the public domain, except by reason of the breach by Executive of the terms hereof, (iii) was not acquired by Executive in connection with Executive’s employment or affiliation with Employer, (iv) was not acquired by Executive from Employer or its representatives, or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning Employer’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments, marketing plans and other non-public, proprietary and confidential information of Employer or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by Employer, or its Affiliates, as the case may be, to others not subject to confidentiality agreements. In the event Executive’s employment is terminated for any reason, Executive immediately shall return to Employer all Confidential Information in Executive’s possession.
SECTION 11
NOTICES
All notices and other communications required to be given hereunder shall be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to Executive, to the last address which Executive shall provide to Employer, in writing, for this purpose, but if Executive has not then provided such an address, then to the last address of Executive then on file with Employer; and if to Employer, then to the last address which Employer shall provide to Executive, in writing, for this purpose, but if Employer has not then provided Executive with such an address, then to:
Secretary
Stoneridge, Inc.
39675 MacKenzie Drive
Novi, Michigan 48377

SECTION 12
GOVERNING LAW AND JURISDICTION
This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, except for the laws governing conflict of laws. Subject to Section 4, if either party institutes a suit or other legal proceedings, whether in law or equity, Executive and Employer hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Trumbull County) or the United States District Court for the Northern District of Ohio.
SECTION 13

ENTIRE AGREEMENT AND COMPLIANCE WITH LAW
This Agreement constitutes the entire understanding between Employer and Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto, including all prior Change in Control agreements or arrangements by and between Employer and Executive. Nothing in this Agreement is intended to affect Executive’s rights, including rights to indemnification, if applicable, under the Employer’s Certificate of Incorporation or Code of Regulations or under any employment agreement, award agreement or indemnification agreement. No term or provision of this Agreement may be changed, waived, amended or terminated except by a written instrument signed by both parties.
[The remainder of this page is intentionally left blank.]

[Signature Page for Change in Control Agreement]
IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Agreement, the parties have hereunto set their hands as of the date and year first above written.

STONERIDGE, INC.

By: /s/ Susan C. Benedict
    Susan C. Benedict
Chief Human Resources Officer
and Assistant General Counsel

And: /s/ James Zizelman
    James Zizelman

Appendix B
FORM OF GENERAL RELEASE
This general release (“Release”) agreement is made by and between James Zizelman (“Zizelman”) and Stoneridge, Inc. (“Stoneridge”).
The Release is required be delivered to Stoneridge by Zizelman as a condition to certain payments to be made to Zizelman under his [Employment Agreement][Change in Control Agreement] and is intended to resolve any claims which Zizelman may have relating to his employment and other positions with Stoneridge and Zizelman’s separation from employment with Stoneridge, so that both Zizelman and Stoneridge may go their separate ways without further disputes or litigation. Zizelman understands that Stoneridge is not entering into this Agreement as an admission of any liability on its part, but rather to reach a mutual resolution with Zizelman regarding his employment with, and separation from, Stoneridge.
1.    Zizelman and Stoneridge agree that Zizelman’s employment with Stoneridge [has been][will be] terminated on __________.
2.    Zizelman’s execution and delivery of this Release is a condition to Stoneridge’s obligation to pay Zizelman certain severance, other amounts, and/or to provide certain benefit continuation in accordance with the [Employment Agreement][Change in Control Agreement].
4.    In exchange for the payments set forth in the [Employment Agreement][Change in Control Agreement] Zizelman, for himself and for his heirs, personal representatives, successors and assigns, hereby forever releases, remises and discharges Stoneridge and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Stoneridge Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Zizelman now has, has had, or may hereafter have against any of the Stoneridge Released Parties from the beginning of Zizelman’s employment with Stoneridge to the date of this Release, arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (i) Zizelman’s employment by Stoneridge, (ii) Zizelman’s service as an officer, director or key employee, as the case may be, of Stoneridge, (iii) any transaction prior to the date of this Release and all effects, consequences, losses and damages relating thereto, (iv) the services provided by Zizelman to Stoneridge, or (v) Zizelman’s termination of employment with Stoneridge under the common law or any federal or state statute, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Title 4112 of the Ohio Revised Code, all as revised, and all other foreign, federal, state or local laws governing employers and employees; provided, however, that Zizelman does not release, remise or discharge and nothing in this Release will bar, impair or affect the obligations, covenants and agreements of Stoneridge (i) set forth in the Employment Agreement with respect to the last two sentences of Section 2(B), 3(C), 4(B)(1), 5(B) and to the extent necessary Section 7, (ii) set forth
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in the Indemnification Agreement between Stoneridge and Zizelman or with respect to rights to be indemnified and/or advanced expenses under any corporate document of Stoneridge or any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies, (iii) to pay any wages that have been earned prior to separation from service, (iv) the earning of any equity awards in connection with the termination of Zizelman’s employment pursuant to any award agreement, (v) those set forth in this Release, (vi) any benefit claims under any qualified employee benefit plans in which Zizelman is a participant by virtue of his employment either (1) arising after the date hereof, (2) arising before the date hereof (except for known disputes which are released), or (3) for which Zizelman has no knowledge of on the date hereof, and (vii) set forth in the Change in Control Agreement with respect to severance obligations (the “Excluded Matters”). With regard to the release of claims under the Age Discrimination in Employment Act, Zizelman understands that he has a period of at least 21 days in which to consider this release, although he may sign it sooner if he chooses. Zizelman also understands that he will have a period of seven (7) days following the signing of this Release to revoke it by notifying Stoneridge’s Chief Human Resources Officer, in writing at 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, prior to the expiration of the seven-day period. The release of claims under the Age Discrimination in Employment Act shall not become effective and the payments to be made under the [Employment Agreement][Change in Control Agreement] will not be made until the seven-day revocation period has expired. Zizelman is advised that by signing this Release, he is waiving legal rights and he is hereby advised to consult with an attorney prior to signing. Notwithstanding Zizelman’s release of claims, Zizelman retains the right to file a charge of alleged employment discrimination with the federal Equal Employment Opportunity Commission (“EEOC”) or a state or local civil rights agency or to participate in the investigation of such charge filed by another person or to initiate or respond to communications with the EEOC or a state or local civil rights agency; however, Zizelman waives all rights to recover or share in any damages or monetary payment awarded under any EEOC charge or action or any state or local agency complaint or action.
5.    Zizelman agrees he will not disparage Stoneridge or any of its officers or directors about any events occurring during his employment with Stoneridge. Stoneridge executive leadership will not, and will cause its officers and directors not to, disparage Zizelman, and agrees to respond to reference requests with only the following information: dates of employment and positions held (unless Zizelman provided prior approval to release additional information).
6.    Zizelman agrees that he has or will, upon request, return any property, including manuals, other documents and electronic files, which were furnished to him by Stoneridge during his employment. Zizelman acknowledges that during his employment he has had access to and knowledge of Stoneridge confidential business information, including but not limited to special information about Stoneridge financial affairs, budgeting, donors, financial and contract data, expansion plans, and strategies for Stoneridge’s business. Zizelman agrees that he will not, without Stoneridge’s express written consent, directly or indirectly disclose to any third party or use for his own benefit or the benefit of any third party, any confidential information of Stoneridge or any other confidential information concerning Stoneridge business that he obtained in the course of his employment with Stoneridge which is not generally known to the public; provided, however, nothing in this section is intended to affect any other or additional obligation
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with respect to confidentiality, non-competition, and similar covenants, etc., set forth in any other agreement by and between Stoneridge and Zizelman or Zizelman’s obligations as an officer or director under common law.
7.    Zizelman acknowledges and affirms that he has had the opportunity to and has carefully read and reviewed all the terms and conditions contained in this Release with anyone of his choosing and he fully understands it and that he signs it voluntarily, without duress or coercion.
8.    Zizelman agrees that he will not now or hereafter sue Stoneridge concerning any claims relating to his employment or termination of employment with Stoneridge, except as the same may affect Zizelman’s rights with respect to the enforcement of this Release or Zizelman’s rights with respect to the Excluded Matters. This Release may be pleaded as a full and complete defense to and may be used as a basis for injunction against, any action or proceeding Zizelman may institute, prosecute, or maintain in breach of this Release.
9.    This Release is to be construed under the laws of the State of Ohio. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of it, which shall nevertheless remain in full force and effect. The Release contains the entire agreement between the parties and may not be modified, except in writing signed by both of the parties.
    This Release has been executed by the parties on the dates indicated below.
_________________________
James Zizelman
Date:
Stoneridge, Inc.
By:    __________________
Date:    __________________

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